                                                                      EXHIBIT 21




                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT




                                                  Jurisdiction             Percentage
                                                       of                      of
            Name of Subsidiary                    Incorporation            Ownership
            ------------------                    -------------            ---------
            Ingalls Shipbuilding, Inc.            Delaware                    100
            Litton Systems, Inc.                  Delaware                    100





The Registrant has additional operating subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All above listed subsidiaries have been consolidated in the Registrant's financial statements.

                                       E-9